EXHIBIT 10.2

FOURTH AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT AND FORBEARANCE AGREEMENT

THIS FOURTH AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT AND FORBEARANCE AGREEMENT (this “Amendment”) is entered into as of December 31, 2014 (the “Fourth Amendment Effective Date”), among INTEGRATED DRILLING EQUIPMENT, LLC, a Delaware limited liability company (“IDE” and “Borrowing Agent”), INTEGRATED DRILLING EQUIPMENT COMPANY HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), and Integrated Drilling Equipment Holdings Corp., formerly known as Empeiria Acquisition Corp., a Delaware corporation (“Empeiria,” and collectively with IDE and Holdings, “Borrowers”), each of the financial institutions which are now or which hereafter become a party hereto (individually, each a “Lender” and collectively, the “Lenders”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”). Capitalized terms used but not defined in this Amendment shall have the meanings given them in the Credit Agreement (as defined below).

RECITALS

A. Borrowers, Agent and the Lenders are parties to that certain Amended and Restated Revolving Credit and Security Agreement, dated as of December 14, 2012 (as amended by the First Amendment to Amended and Restated Revolving Credit and Security Agreement dated April 9, 2013, the Second Amendment to Amendment and Restated Revolving Credit and Security Agreement dated October 17, 2013, the Third Amendment to Amended and Restated Revolving Credit and Security Agreement dated March 31, 2014, and as further amended, restated, joined, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

B. Under the terms of that certain Notice of Imposition of Reserves and Reservation of Rights dated November 13, 2014 from Agent to Borrower (“Notice of Reserves”) (i) a reserve in the amount of $500,000 has been imposed against the amount available to be drawn as Revolving Advances and (ii) commencing November 17, 2014 and continuing weekly thereafter until such time as the Agent may determine otherwise in its sole Credit Judgment, an additional reserve has been imposed in the amount of $50,000 per week; furthermore, any such reserves may be increased or modified by the Agent as it deems proper and necessary from time to time in its Credit Judgment.

C. Certain Events of Default under Section 10.5 of the Credit Agreement have occurred and are continuing as a result of (i) Borrowers’ failure to comply with the minimum EBITDA covenant set forth in Section 6.5(a) for the fiscal quarters ending June 30, 2014 and September 30, 2014, (ii) Borrowers’ failure to comply with the minimum Fixed Charge Coverage Ratio set forth in Section 6.5(b) for the fiscal quarters ending June 30, 2014 and September 30, 2014, (iii) the incurrence of debt under the Stephen Cope Notes (as defined below) and the making of any payments in respect of the Stephen Cope Notes (as defined below), all of which actions are prohibited under Section 7.8 (Indebtedness) of the Credit Agreement, and (iv) the failure to make any payments when due in respect of the Stephen Cope Notes, which would constitute a failure to pay Material Indebtedness pursuant to Section 10.12(c) of the Credit Agreement (collectively, the “Existing Defaults”).

D. The Obligations under the Credit Agreement are scheduled to mature on December 31, 2014, and Borrowers have requested that Agent and Lenders extend the stated term of the Credit Agreement until March 31, 2015.

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E. Borrowers, Agent, and Lenders are willing to agree to, subject to the terms and conditions of this Amendment, (i) amend the Credit Agreement, (ii) forbear from the exercise of certain remedies under the Credit Agreement with respect to the Existing Defaults and Possible Financial Defaults, and (iii) ratify and acknowledge the obligations under the Notice of Reserves.

AGREEMENTS

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned hereby agree as follows:

Article I

DEFINITIONS

1.01 The recitals set forth above are incorporated herein by reference.

1.02 Capitalized terms used in this Amendment are defined in the Credit Agreement, unless otherwise stated herein.

1.03 All provisions of the Credit Agreement that are not amended under this Amendment shall remain in full force and effect.

ARTICLE II

Amendments to Credit Agreement

2.01 The definitions of “Applicable Margin” and “Letter of Credit Sublimit” in Section 1.2 (General Terms) of the Credit Agreement are deleted in their entirety and replaced with the following:

“Applicable Margin” for Revolving Advances shall mean 5.50%.

“Letter of Credit Sublimit” shall mean $500,000.

2.02 The first sentence of Section 3.2(a) (Letter of Credit Fees) of the Credit Agreement is deleted in its entirety and replaced with the following:

“(a) Borrowers shall pay (x) to Agent, for the ratable benefit of Lenders, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by 3.50% per annum, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each quarter and on the last day of the Term, and (y) to the Issuer, a fronting fee of ¼ of one percent (0.25%) per annum, together with any and all administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by the Issuer and the Borrowing Agent in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder and shall reimburse Agent for any and all fees and expenses, if any, paid by Agent to the Issuer (all of the foregoing fees, the “Letter of Credit Fees”).”

2.03 Section 7.6 (Capital Expenditures) of the Credit Agreement is deleted in its entirety and replaced with the following:

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“Section 7.6 Capital Expenditures. Contract for, purchase or make any expenditure or commitments for Capital Expenditures in any fiscal year in an aggregate amount for all Borrowers in excess of (i) $2,000,000 for the twelve months ended on December 31, 2014 and (ii) $300,000 for the three months ended March 31, 2015.”

2.04 The first sentence of Section 13.1 (Term) of the Credit Agreement is hereby amended by deleting the date “December 31, 2014” where it appears and replacing it with “March 31, 2015”.

ARTICLE III

FORBEARANCE AGREEMENT

3.01	As used herein, the terms below will have the following meanings:

“Adverse Action” means the making of any demand or the commencement of any proceeding by any Person (other than the Agent or the Lenders or any of their Affiliates) against any Borrower to assert or enforce any default, claim, cause of action, Lien right or any civil, criminal or other governmental enforcement action, or any such Person shall assert any setoff rights it may have against any Borrower; provided however if Borrowers provide sufficient information acceptable to Agent and Lenders that any such foregoing occurrence is non-material, made in bad faith or without a sufficient basis, then such occurrence shall not constitute an Adverse Action.

“Enforcement Action” means (a) the publication or posting to the public generally of a notice that the Agent intends to conduct a judicial or non-judicial foreclosure with respect to any of the Collateral (such notice being a “Foreclosure Notice”), (b) the commencement or conduct of any judicial or non-judicial foreclosure public or private sale with respect to any of the Collateral, or (c) the exercise of remedial action against any Borrower solely with respect to the Existing Defaults or Possible Financial Defaults. Notwithstanding the foregoing, the following actions or events shall not be, or shall not be deemed to be, Enforcement Actions:

(a)                Agent or any Lender may contest, protest or object to any foreclosure proceeding or action or any other exercise of any rights and remedies relating to the Collateral brought by any Person other than the Agent and the Lenders;

(b)               Agent or any Lender may file a proof of claim under any judicial or non-judicial proceedings with regard to the Borrowers or the Collateral seeking payment or damages from or other relief by way of specific performance, instructions or otherwise under or with respect to the Credit Agreement or any Other Document or otherwise take any action to preserve the enforcement of, or any remedy under, the Credit Agreement or any Other Document, including without limitation the taking of any action authorized with respect to the Collateral under applicable bankruptcy laws to prevent use of cash collateral, to obtain relief from stay or to exercise any other rights afforded Agent and Lenders or lenders under any applicable bankruptcy laws;

(c)                Agent or any Lender may seek and obtain relief against any creditor that threatens to take, or has the right to take, any action with regard to the Collateral, by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by Borrowers that the Agent’s and the Lenders’ damages from such actions may at that time be difficult to ascertain and may be irreparable, and Borrowers irrevocably waive any defense that the Agent and the Lenders cannot demonstrate damage and/or might be made whole by the awarding of damages;

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(d)               Agent may at any time inspect, and may or may cause Borrowers to preserve and protect the Collateral if the Agent believes that Borrowers are failing to preserve and protect the Collateral as required under the Credit Agreement and the Other Documents;

(e)                Agent or any Lender may declare, and deliver to Borrowers one or more notices relating to the declaration of, any Existing Default or Event of Default arising under the Credit Agreement during the Forbearance Period; provided that, with respect to any Existing Default or Event of Default arising during the Forbearance Period that is (i) the subject of a notice of default delivered to Borrowers during the Forbearance Period and (ii) subject to an applicable cure period under the Credit Agreement, Borrowers acknowledge that the existence of the Forbearance Period will not toll or otherwise extend any cure period applicable to such Event of Default; and

(f)                Agent may prepare and deliver to Borrowers, any other obligor or any other Person any notice, demand or other instruction (excluding a Foreclosure Notice or a demand for default interest under the Credit Agreement or the taking of any action that would constitute Enforcement Action) contemplated by the Credit Agreement or any Other Documents or applicable law.

“Forbearance Benchmarks” means the required minimum EBITDA and required minimum Fixed Charge Coverage Ratio covenants described in Section 3.02(a) and (b) below.

“Forbearance Period” means the period beginning on December 31, 2014, and ending on the earlier of (A) the occurrence of a Termination Event (defined below) or (B) 5:00 p.m. Houston time on March 31, 2015.

“Possible Financial Defaults” means Borrowers’ failure to comply with the minimum EBITDA covenant or Fixed Charge Coverage Ratio covenant in Section 6.5(a) and 6.5(b) of the Credit Agreement, for the fiscal quarters ended December 31, 2014, or March 31, 2015, which results in an Event of Default.

“Stephen Cope Notes” means those certain promissory notes dated April 7, 2014 executed by Borrower and made payable to Stephen D. Cope in the original principal amounts of $2,111,951.00 and $408,169.00, together with all renewals, extensions, modifications, amendments, supplements, restatements and replacements of, or substitutions for each promissory note.

“Termination Event” means, without further action, (A) the occurrence of any Event of Default (other than the Existing Defaults and Possible Financial Defaults) after the Fourth Amendment Effective Date under the Credit Agreement or any Other Document; (B) any of the representations and warranties of Borrowers or any Guarantor under this Amendment were untrue when made; (C) Borrowers or any Guarantor fail or refuse to comply with any of their covenants or agreements set forth in the Credit Agreement (other than the Existing Defaults and Possible Financial Defaults), and such non-compliance is not cured (to the extent such non-compliance is capable of being cured) within two (2) Business Days following receipt of a written notice from the Agent; (D) the occurrence of any Adverse Action; (E) Borrowers or any Guarantor, actively or overtly and/or by written request or permission, take or direct, solicit, encourage or permit any other Person to take any action in contravention or frustration of this Amendment; (F) at any time Borrowers fail to satisfy or comply with any of the Forbearance Benchmarks; or (G) Elm Park has ceased to forbear from commencing or participating in any Enforcement Action or the forbearance agreement between Borrowers and Elm Park is terminated for any reason.

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3.02 Solely during the Forbearance Period, the Agent and the Lenders agree to forbear from commencing any Enforcement Action as a result of any Existing Default or any Possible Financial Defaults, so long as each of the following conditions, obligations and covenants are satisfied:

(a)                Minimum EBITDA. Borrowers shall cause to be maintained minimum EBITDA, measured monthly on a trailing twelve-months basis, of at least the applicable amount required as set forth in the following table; provided that, for purposes of calculating EBITDA, the amount of $2,520,120 paid to Stephen Cope as a one-time severance payment and expensed in April 2014 shall be added back to EBITDA, but any other payments that have been or will be made under the Stephen Cope Notes will not be added back to EBITDA:

Applicable Period	Applicable Amount
For the month ended December 31, 2014 and each month ended thereafter	$5,000,000

(b)               Fixed Charge Coverage Ratio. Borrowers shall cause to be maintained a Fixed Charge Coverage Ratio, measured monthly on a trailing twelve-months basis, of not less than the applicable ratio required as set forth in the following table; provided that, for purposes of calculating the Fixed Charge Coverage Ratio, the amount of $2,520,120 paid to Stephen Cope as a one-time severance payment and expensed in April 2014 shall be added back to EBITDA but any other payments that have been or will be made under the Stephen Cope Notes will not be added back to EBITDA:

Applicable Period	Ratio
For the month ended December 31, 2014 and each month ended thereafter	1.0 to 1.0

(c)                Forbearance Compliance Certificate. Borrowers shall furnish Agent and Lenders within thirty (30) days after the end of each month a Forbearance Compliance Certificate, in form and substance reasonably acceptable to Agent and Lenders, certified by the Borrowers.

(d)               Obligation to Immediately Seek Alternative Financing. Borrowers covenant and agree that they shall (i) immediately and diligently pursue a financing commitment from a third-party financing source, the proceeds of which will be used to repay all Obligations, and (ii) deliver a weekly written status report, in form and content reasonably satisfactory to Agent, regarding the status of all actions taken to seek a financing commitment, including but not limited to (A) the name and contact information of each third-party financing source contacted by Borrowers and their level of interest, (B) copies of all expressions of interest, letters of intent, term sheets, and commitments received by the Borrowers from any prospective financing source (subject to customary limitations on disclosure of fees and pricing), and (C) the anticipated closing date of any alternative financing.

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3.03 Upon the expiration or termination of the Forbearance Period, for failure to comply with the foregoing conditions, or otherwise, Agent on behalf of Lenders has the right to take any and all remedial actions, including the Enforcement Actions, available to the Agent under the Credit Agreement, as amended hereby, any Other Document, at law or in equity with respect to any Existing Default, any Possible Financial Defaults, or any other Event of Default that may occur after the Fourth Amendment Effective Date.

3.04 Notwithstanding Section 3.02 above, the Agent may at any time and from time to time, whether during or after the Forbearance Period, subject to the Intercreditor Agreement, as amended:

(a)                take any action to preserve its rights in Collateral or to preserve the future exercise of any remedies, including but not limited to objecting to or contesting, or supporting any other Person in contesting or objecting to, in any proceeding, the validity, extent, perfection, priority or enforceability of any Lien in the Collateral or any avoidance, invalidation or subordination by any third party or court of competent jurisdiction of the Liens in the Collateral granted to the Agent and the priority and rights between the Agent and any lenders subordinated to the Agent and Lenders;

(b)               prepare and file UCC-l financing statements, mortgage instruments or other filings or recordings filed or recorded by Agent on behalf of the Lenders;

(c)                take actions to determine the specific items included in the Collateral and the steps taken to perfect its Liens thereon;

(d)               notify any Person of the existence of any Existing Default or other Event of Default and confirm the amount and type of collateral held under any agreement or arrangement or institute any action or proceeding with respect to such rights or remedies, but only to preserve the Agent’s and Lenders’ rights thereunder with respect to any third parties or Borrowers;

(e)                decrease or increase any Advance Rates from time to time in Agent’s Credit Judgment, or impose, increase, or modify the amount, timing or purpose of any reserves as Agent deems proper and necessary from time to time in its Credit Judgment; and

(f)                take any other actions not constituting Enforcement Actions.

3.05 Borrowers agree that:

(a)                their performance under this Amendment will not constitute (x) any waiver or cure of any Existing Default or any Possible Financial Default, or (y) the cure or forgiveness or repayment in full of the Obligations or in any way relieve them of their respective obligations to pay such Obligations in full; and

(b)               upon the termination or expiration of the Forbearance Period for any reason, the Agent may at any time exercise any and all rights and remedies it may have under the Credit Agreement, as amended hereby, any Other Document, at law or in equity with respect to any Existing Default, any Possible Financial Default, or any other Event of Default that may occur after the Fourth Amendment Effective Date, all of which rights and remedies being hereby reserved; and

(c)                neither Agent nor any Lender has made any assurances concerning (i) any possibility of an extension of the Forbearance Period, (ii) the manner in which or whether the Existing Defaults may be resolved or (iii) any additional forbearance, waiver, restructuring or other accommodations; and

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(d)               any financial accommodation that Agent or any Lender makes on or after the Fourth Amendment Effective Date has been made by Agent and Lenders in reliance upon, and in consideration for, among other things, the general releases and indemnities contained in Section 5.03 hereof and the other covenants, agreements, representations and warranties of each Borrower hereunder.

ARTICLE IV

effectiveness of amendments AND FORBEARANCE AGREEMENT

4.01 Conditions. This Amendment shall be effective on the Fourth Amendment Effective Date once each of the following has been delivered to Agent or performed to Agent and Lender’s satisfaction:

(a) this Amendment executed by Borrowers, Agent and Lender;

(b) a fully executed Secretary’s Certificate of Borrowers including incumbency of officers and resolutions of the board of directors approving the terms of this Amendment, the EP Forbearance and Amendment (as defined below);

(c) an executed copy of a forbearance agreement and amendment to the Elm Park Loan Agreement in form and substance satisfactory to Agent and Lender in all respects, and which, among other things, (i) modifies the stated maturity date under the Elm Park Loan Agreement to no earlier than September 30, 2015, and (ii) provides for the agreement by Elm Park Agent and Elm Park Lenders to forbear from commencing any Enforcement Action under the Elm Park Loan Agreement, or otherwise, as a result of any Existing Default, any Possible Financial Defaults or otherwise, and pursuant to which Elm Park Agent and Elm Park Lenders are forbearing from commencing or participating in any Enforcement Action (the “EP Forbearance and Amendment”); and

(d) a fully executed confidential Fourth Amendment Fee Letter dated of even date herewith between Borrowers and PNC, and payment by Borrowers to Agent for the account of PNC, as Lender, of any fees due and payable by Borrowers on the date hereof.

ARTICLE V

RATIFICATIONS, RELEASE, REPRESENTATIONS AND WARRANTIES

5.01 Ratifications; Scope of Agreement. Except as specifically amended by this Amendment, the Credit Agreement, the Notice of Reserves and Other Documents are unchanged and continue in full force and effect and are valid, binding and enforceable against Borrowers in accordance with their respective terms. Borrowers hereby ratify and affirm their respective obligations under the Credit Agreement, the Notice of Reserves, and Other Documents, as amended herein.

5.02 Reaffirmation of the Notice of Reserves. Borrowers hereby affirm and acknowledge the reserves currently imposed by Agent and Lender pursuant to the Notice of Reserves. Furthermore, Borrowers acknowledge and agree that pursuant to Section 2.1 of the Credit Agreement, the Advance Rates may be increased or decreased by Agent from time to time in its Credit Judgment and that Agent may impose, increase or modify reserves as it deems proper and necessary from time to time in its Credit Judgment.

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5.03 RELEASE. Borrowers hereby acknowledge as of the date hereof that they have no knowledge of any action, defense, counterclaim, offset, cross complaint, cause of action, suit, liability, cost, damage, claim or demand of any kind or nature whatsoever that can be asserted by them against Agent or any Lender or to reduce or eliminate all or any part of their liability to repay any advances or extensions of credit from Lenders to Borrowers under the Credit Agreement, as amended hereby, or the other documents or to seek affirmative relief or damages of any kind or nature from Lenders or Agent. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Borrower hereby, for itself and its successors and assigns, fully and without reserve, hereby forever releases, disclaims, and discharges each Agent and Lender, their respective successors and assigns, officers, directors, affiliates, employees, representatives, trustees, attorneys, agents and affiliates (collectively the "Released Parties" and individually a "Released Party") from any and all actions, claims, demands, causes of action, judgments, executions, suits, debts, liabilities, costs, damages, expenses or other obligations of any kind and nature whatsoever, known or unknown, direct and/or indirect, at law or in equity, whether now existing or hereafter asserted (INCLUDING, WITHOUT LIMITATION, ANY OFFSETS, REDUCTIONS, REBATEMENT, CLAIMS OF USURY OR CLAIMS WITH RESPECT TO THE NEGLIGENCE OF ANY RELEASED PARTY), for or because of any matters or things occurring, existing or actions done, omitted to be done, or suffered to be done by any of the Released Parties, in each case, on or prior to the date hereof and are in any way directly or indirectly arising out of or in any way connected to any of this Amendment, the Credit Agreement, any other Document, or any of the transactions contemplated hereby or thereby (collectively, the "Released Matters"). Each Borrower, by execution hereof, hereby acknowledges and agrees that the agreements in this Section 5.03 are intended to cover and be in full satisfaction for all or any alleged injuries or damages arising in connection with the Released Matters.

5.04 Representations and Warranties. Borrowers jointly and severally represent and warrant to Agent and Lenders that (a) they possess all requisite company or corporate power and authority to execute, deliver and comply with the terms of this Amendment, (b) this Amendment has been duly authorized and approved by all requisite company or corporate action on the part of each Borrower, (c) no other consent of any individual or entity (other than Agent and Lender and the Elm Park Agent and Elm Park Lenders to the extent required by the Intercreditor Agreement) is required for this Amendment to be effective, (d) the execution and delivery of this Amendment does not violate the organizational documents of any Borrower, (e) the representations and warranties in the Credit Agreement and each Other Document to which each Borrower is a party are true and correct in all material respects on and as of the date of this Amendment as though made on the date of this Amendment (except to the extent that such representations and warranties speak to a specific date), (f) each Borrower is in compliance with all covenants and agreements contained in the Credit Agreement and each Other Document to which it is a party (except for the Existing Defaults), and (g) no Default or Event of Default has occurred and is continuing (except for the Existing Defaults). The representations and warranties made in this Amendment shall survive the execution and delivery of this Amendment. No investigation by Agent or Lender is required for Agent or Lender to rely on the representations and warranties in this Amendment.

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ARTICLE VI

COVENANTS AND CONSENT

6.01 Cost Reduction Plan. Borrowers shall at all times continue to comply with the provisions of the 2015 cost reduction plan approved by the board of directors of Empeiria (and a copy of which has been delivered to Agent on or prior to the date hereof). Borrowers shall promptly notify Agent of any modifications to such 2015 cost reduction plan which are subsequently approved by the board of directors of Empeiria.

6.02 Consent to Amendment. Agent and Lenders hereby consent to the execution and delivery of the EP Forbearance and Amendment in the final form provided to Agent on the date hereof.

ARTICLE VII

Miscellaneous

7.01 No Waiver of Defaults. Except as expressly set forth herein, this Amendment does not constitute (i) a waiver of, or a consent to, (A) any provision of any Credit Agreement or any Other Document not expressly referred to in this Amendment, or (B) any present or future violation of, or default under, any provision of the Credit Agreement or Other Documents, or (ii) a waiver of Agent or Lender’s right to insist upon future compliance with each term, covenant, condition and provision of the Credit Agreement or Other Documents.

7.02 Form. Each agreement, document, instrument or other writing to be furnished to Agent under any provision of this Amendment must be in form and in substance satisfactory to Agent.

7.03 Headings. The headings and captions used in this Amendment are for convenience only and will not be deemed to limit, amplify or modify the terms of this Amendment, the Credit Agreement, or the Other Documents.

7.04 Costs, Expenses and Attorneys’ Fees. Borrowers jointly and severally agree to pay or reimburse Agent and Lender on demand for all its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, and execution of this Amendment and other documents executed in connection therewith, including, without limitation, the reasonable fees and disbursements of Agent and Lender’s counsel.

7.05 Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of each of the undersigned and their respective successors, assigns, heirs and legal representatives, as applicable.

7.06 Multiple Counterparts. This Amendment may be executed in any number of counterparts with the same effect as if all signatories had signed the same document. All counterparts must be construed together to constitute one and the same instrument. This Amendment may be transmitted and signed by facsimile, portable document format (PDF), and other electronic means. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually-signed originals and shall be binding on Borrowers, Agent and Lender.

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7.06 Governing Law. This Amendment must be construed, and its performance enforced, under Texas law.

7.07 Entirety. This Amendment, the Credit Agreement and the Other Documents (as amended hereby) represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements by the Parties. There are no unwritten oral agreements among the Parties.

[Signatures are on the following pages]

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IN WITNESS WHEREOF, this Amendment is executed by each of the undersigned as of the date first written above.

BORROWERS:

INTEGRATED DRILLING EQUIPMENT, LLC

By:  /s/ Norman Michael Dion

Name: Norman Michael Dion

Title: Chief Financial Officer

INTEGRATED DRILLING EQUIPMENT COMPANY HOLDINGS, LLC

By:  /s/ Norman Michael Dion

Name: Norman Michael Dion

Title: Chief Financial Officer

Integrated Drilling Equipment Holdings Corp.,

formerly known as Empeiria Acquisition Corp.

By:  /s/ Norman Michael Dion

Name: Norman Michael Dion

Title: Chief Financial Officer

Signature Page to Fourth Amendment to Amended and Restated

Revolving Credit and Security Agreement and Forbearance Agreement

AGENT AND LENDER:

PNC BANK, NATIONAL ASSOCIATION

By:  /s/ Thomas Tone

Thomas Tone

Vice President

Signature Page to Fourth Amendment to Amended and Restated

Revolving Credit and Security Agreement and Forbearance Agreement